Exhibit 99.1

News Release

CONTACT:  Jeffrey R. Kotkin
Office:   (860) 665-5154

NU ANNOUNCES SETTLEMENT, SMALL REVISION TO 2003 RESULTS

     BERLIN, Connecticut, March 3, 2004-Northeast Utilities
(NU-NYSE) today announced the filing of a definitive settlement with the Federal Energy Regulatory Commission
(FERC) to resolve a year-long wholesale power contract dispute.

     The dispute involved the responsibility for additional costs that were incurred over the last 10 months of 2003 as a result of the implementation of Standard Market Design
(SMD) in New England on March 1, 2003. Incremental SMD costs related to supplying customers of The Connecticut Light and Power Company (CL&P), NU's largest operating subsidiary, totaled approximately $186 million in 2003. Under the settlement filed at FERC, Select Energy, Inc., NU's competitive energy marketing subsidiary, will absorb approximately $57 million of these costs. CL&P's two other 2003 standard offer wholesale power suppliers and CL&P customers will absorb the remaining balance of $129 million. CL&P will absorb a separate $2 million of costs.

     Other parties involved in the negotiated settlement include the Connecticut Department of Public Utility Control
(DPUC), the Attorney General for the State of Connecticut, the Connecticut Office of Consumer Counsel, NRG Power Marketing Inc., and Duke Energy Trading and Marketing, L.L.C. Additionally, FERC trial staff participated in the negotiations and has indicated its support of the settlement agreement.

     CL&P has collected approximately $155 million from customers since May 2003 to cover 2003 SMD-related costs, but withheld payment from its standard offer service suppliers. Should the settlement receive FERC approval, which is expected in the first half of 2004, CL&P will pay approximately $83 million to suppliers, including approximately $40 million to Select Energy. The balance of the $155 million will be returned to customers under a methodology to be determined by the DPUC.

     The settlement resulted in a slight revision to NU's 2003 results announced January 27, 2004. NU's revised 2003 earnings are $116.4 million, or $0.91 per share on a fully diluted basis, compared with $152.1 million, or $1.18 per share, in 2002. In the fourth quarter of 2003, NU lost $9.9 million, or $0.08 per share, compared with earnings of $56.0 million, or $0.44 per share, in the fourth quarter of 2002.

     Due to the settlement, NU's year-end and fourth quarter after-tax 2003 revised results are approximately $1.0 million, or $0.01 per share lower than the results reported on January 27. The earlier announced results reflected NU's best estimate at that time of the cost of settling the wholesale power contract dispute. The terms of the final settlement called for Select Energy to absorb $1.6 million more than was reflected in the pre-tax reserve NU included in the financial statements it published on January 27. On an after-tax basis, the settlement cost Select Energy about $36 million, or $0.28 per fully diluted NU share. Including the effects of the settlement, NU's competitive businesses lost $3.5 million in 2003, compared with losses of $53.2 million in 2002.

     In 2003, excluding the effects of the settlement and a $4.7 million after-tax accounting change, NU earned $158.0 million, or $1.24 per share fully diluted and the competitive businesses earned $32.2 million. The figures that excluded the effects of the settlement and accounting change were unchanged from earnings announced on January 27. The $1.24 per share figure was within the $1.10 to $1.30 per share earnings range NU published in early 2003 and the $1.20 to $1.30 per share earnings range NU discussed in October 2003. Both of those ranges excluded costs related to SMD implementation.

     The settlement cost CL&P approximately $1 million on an after-tax basis, or $0.01 per fully diluted NU share.
Including the effects of the settlement, CL&P earned $63.4 million in 2003 after payment of preferred dividends, compared with $80.1 million in 2002.

     NU operates New England's largest energy distribution system, providing service to more than 1.8 million retail electric customers in Connecticut, New Hampshire, and Massachusetts and natural gas services to more than 192,000 customers in Connecticut.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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